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                     CONTINUOUS SALES AND PURCHASE AGREEMENT

     This Agreement, entered into this 1st day of June, 1997 by and between Nagano Keiki Seisakusho, Ltd. a corporation duly organized and existing under the laws of Japan and having its principal office of business at 1-30-4 Higashimagome, Ohta-ku, Tokyo, Japan.(hereinafter referred to as "Seller"), and ISS-Nagano GmbH a corporation duly organized and existing under the laws of Germany and having its principal office of business at Grenzstrabe 28, Hirschmanngebaude 01109 Dresden, Germany (hereinafter referred to as "Buyer").

                                WITNESSETH THAT:

     WHEREAS, Seller has various types of superior pressure sensor products and desires to establish a firm position and increase its share in the European market, while Buyer desires import and sell such pressure sensor products in European market.

     NOW, THEREFORE, it is agreed between the parties as follows:

                                    ARTICLE 1

                                    PRODUCTS

     The object product covered by this Agreement refers to the various kinds of Pressure Sensor related Products, Sub-Assembly and / or Parts manufactured by Seller which Buyer has requested Seller to sell and which Buyer shall purchase (hereinafter called "Products").

                                    ARTICLE 2

                                CONTINUOUS SALES

     Seller shall continuously sell Buyer Products manufactured by Seller under the terms and conditions hereinafter stipulated, provided that each model of products transacted from time shall be separately specified in writing by the parties hereto.

                                    ARTICLE 3

                              TERM AND TERMINATION

     This Agreement shall be valid and in force for a period of Five(5) years commencing from the date appearing at the first above written page upon the singing of both parties. When either of two parties hereto intends to terminate this Agreement, a notice in writing shall be given to the other party one hundred and twenty(120) days before the date of expiration of this Agreement. If no notice is given, this Agreement shall be automatically renewed for a further one(l) year. The same procedure shall apply for subsequent renewals.


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                                    ARTICLE 4

                                 PURCHASE ORDER

     Each individual contract under this Agreement shall be subject to this Agreement but such contract shall be, on the basis of Buyer's purchase order release, concluded and carried out by Seller's confirmation of sale, the current version of which is attached hereto as Exhibit 1, which shall set forth the terms and conditions, and rights and obligations of the parties hereto except those stipulated in this Agreement, or by such other conditions as may be notified and added thereto or substituted therefore by Seller and confirmed by Buyer in writing from time during the life of this Agreement.

                                    ARTICLE 5

                                      PRICE

     Price of Products delivered from Seller to Buyer shall be decided upon in each individual contract or at yearly basis mutually agreed.

                                    ARTICLE 6

                                     PAYMENT

     Payment shall be made by Buyer by remitting the invoice amount to the bank account designated by Seller, against Seller's Commercial Invoice in Japanese Yen currency, unless otherwise agreed, in full within 60 days after the date of each commercial invoice. Such contract shall permit partial shipments and transshipments, and shall provide for any freight increase, war risk premium, consular fee, etc., to be added in invoice, if necessary.

                                    ARTICLE 7

                                    SHIPMENT

     7.1 Seller shall manufacture, procure and supply Products to Buyer from time to time. The delivery terms and conditions for the sale of Products shall be F.O.B. Japan under the International Commercial Terms (Incoterms) of the International Chamber of Commerce.

     7.2 As soon as possible after shipment, Seller shall submit Buyer a shipping advice and shipping documents so as to enable Buyer to be ready for unloading Products.


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                                    ARTICLE 8

                               PACKING AND MARKING

     Packing and marking of Products shall be made in accordance with Seller's standard export packing procedures. The necessary instructions for shipping mark shall be given by Buyer to Seller at the time of purchase order release. The country of origin shall be clearly marked on Products and / or packing.

                                    ARTICLE 9

                          SPECIFICATIONS AND INSPECTION

     All Products to be supplied by Seller to Buyer hereunder shall comply with the relevant quality specifications established by Seller and approved by Buyer. Seller shall inspect Products prior to shipment in accordance with its established quality control procedures.

                                   ARTICLE 10

                                    WARRANTY

     Seller warrants that Products are free from any defects of design, material and workmanship and conform to its specifications. Liability under this warranty is limited to, at Seller's option, repairing, replacing or giving credit for the purchase price of portion or part which proves to be defective, provided that Buyer has given reasonably prompt notice of the defect and an opportunity of inspection for the defective Products.

                                   ARTICLE 11

                                      CLAIM

     Buyer is entitled to make a survey of quantity and quality of Products at the port of discharge and to lodge first claim by fax or cable with Seller as soon as possible, if Buyer finds any defect in Products. Within 90 days after the arrival of Products at the said port Buyer shall make a formal claim with supporting documents.

     If failing to comply with the above, no claim of Buyer shall be entertained by Seller. If complied with the above, then Buyer's claim must be settled by the Seller at the latest within 60 days from the date of acknowledgment of Buyer's claim.


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                                   ARTICLE 12

                                     PATENT

     Seller assumes no responsibility for any infringement or unauthorized use with regard to patent, utility model, trademark, design, copyright or any other industrial right of a third party. Nothing herein contained shall be construed to be transfer of any patent, utility model, trademarks, design, copyright or any other industrial property right contained in Products, and all such rights are to be reserved to true and lawful owners thereof. In case any dispute or claim arises in connection with the above right or rights, Seller is entitled to cancel, and make null and avoid this contract at its discretion and hold itself free from any liability for dispute or claim except for the Products or part(s) furnished by the Seller.

     The Seller is responsible for any infringement under a certain reasonable financial limit when the infringement is held or constituted by the Seller's Product or part(s). This exception does not apply to any infringement resulting from Seller's compliance with detailed designs or part(s) provided by Buyer or its customers.

                                   ARTICLE 13

                                 CONFIDENTIALITY

     Buyer shall keep in confidence al information including technology relating to Products furnished by Seller, and shall not at any time during the life of this Agreement or any extension or renewal thereof or for a period of three(3) years following the termination of this Agreement for any reason whatsoever, divulge to any person, firm or corporation other than to its own employees who may require such information in order to perform Buyer's obligations under this Agreement, any such information without prior written approval of Seller.

                                   ARTICLE 14

                                   TERMINATION

     Seller is entitled to terminate or cancel this Agreement upon the occurrence of any of the following events:

     (a) In the event Buyer shall fail to perform any of the terms or conditions contained herein and such failure shall continue to exist for thirty(30) days after the date of written notice of such failure;

     (b) In the event of the insolvency of Buyer or in the event a voluntary or involuntary petition in bankruptcy is field by, against or on behalf of Buyer;

     (c) In the event Buyer makes a general assignment for the benefit of its creditors, or a receiver or trustee is appointed for its business or property; or


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     (d)  In the event Buyer shall fail to perform any of the terms or conditions contained herein by reason of other than or similar to the above
a), b) and c).

                                   ARTICLE 15

                                  PENDING ORDER

     Even after termination of this Agreement by any reason whatsoever, the provisions of this Agreement shall be applicable to the order placed before termination, but which is to be performed after such termination.

                                   ARTICLE 16

                                     NOTICES

     All notices, summons and communications related to this Agreement shall be addressed by telex or registered letter, with return receipt requested, sent or mailed to the other party at its hereinabove set forth address(or any new address that would be notified in the same way) and in English.

                                   ARTICLE 17

                               DISPUTE RESOLUTION

     17.1 INFORMAL DISPUTE RESOLUTION. In the event that any dispute, controversy, or claim between the parties arises out of the interpretation of, or performance under this Agreement, the parties agree to refrain from initiating any legal or other proceedings until all of the procedures set forth in this Article 17 have been exhausted.

     17.2 NEGOTIATION. The parties shall first attempt to resolve amicably and informally any dispute, controversy, or claim arising out of or relating to this Agreement, including without limitation the interpretation, performance, breach, termination or invalidity of this Agreement(the "Dispute"). A party shall initiate informal negotiations to resolve the Dispute by giving the other party notice("Request for Informal Dispute Resolution") of such intent. The Request for Informal Dispute resolution shall (1) describe the Dispute and (2) propose the procedure for its amicable resolution, including, if appropriate, the hiring of consultants. Within thirty(30) days of the date of such Request for Informal Dispute Resolution, the parties shall attempt to resolve the Dispute amicably, and no Party shall resort to any other means of dispute resolution for at least thirty(30) days after such Request for Informal Dispute Resolution has been delivered.

     17.3 MANAGEMENT NEGOTIATION. If any Dispute is not resolved pursuant to paragraph 17.2 of this Agreement, each party shall designate one or more executives(the "Executives") to act on behalf of such party to negotiate to solve the matter. At the earliest practical time, and in any event, no later than thirty(30) days after the conclusion of the process


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set forth in Paragraph 17.2 of this Agreement, the Executives of both parties shall meet in a mutually agreeable location to discuss the Dispute. The Executives shall negotiate in good faith to resolve the Dispute, and any resolution shall be set forth in writing and signed by both parties. Such a resolution shall be final and binding on the parties.

     17.4 ARBITRATION. All disputes, controversies or differences not settled or by informal negotiations in accordance with Paragraph 17.2 and
17.3 of this Agreement shall be finally settled by arbitration in Tokyo, Japan in accordance with the UNCITRAL Arbitration Rules as at presence in force. Any such arbitration shall be administered by the Japan Commercial Arbitration and Procedural Rules for Arbitration under the UNICITRAL Arbitration Rules. The appointing authority shall be the Japan Commercial Arbitration Association. The languages to be used in the arbitral proceedings shall be Japanese or/and English. The award rendered by arbitrator(s) shall be final and binding upon both parties.

                                   ARTICLE 18

                                  FORCE MAJEURE

     In the event of occurrence of an emergency or contingency of a nature constituting a cause of force majeure to any or all of the parties hereto, with the result that the performance of any of its or their obligations under this Agreement is prevented thereby, neither party shall be liable in any way because of any delay in its performance due to such cause. Under this Agreement a force majeure is deemed to be any cause beyond the parties' control, including, but not limited to, strike; lockout; riot; war; accident; failure or breakdown of components necessary to order completion; subcontractor, supplier or customer caused delays; inability to obtain or substantial rise in the price of labor, materials or manufacturing facilities; fire; Act of God; curtailment of or failure to obtain sufficient electrical or other energy; order, whether valid or invalid, of any cognizant Governmental body or any instrumentality thereof, whether now existing or hereafter created.

                                   ARTICLE 19

                                   ASSIGNMENT

     This Agreement and any of the rights and obligations hereunder shall not be assigned by either party without a prior written consent of the other party. In the event an assignment is consented to by the other party, this Agreement shall inure to the benefit of and be binding upon the successor or the assignee.

                                   ARTICLE 20

                                  GOVERNING LAW

     This Agreement shall be governed as to all matters, including validity, construction and performance, by and under the laws of Japan.


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                                   ARTICLE 21

                       INVALID OR UNENFORCEABLE PROVISION

     Should any provision of this Agreement be invalid or unenforceable, then such provision shall be given no effect and shall be deemed not to be included within the terms of this Agreement, but without invalidating any of the remaining terms of Agreement. The parties hereto shall then endeavor to replace the invalid or unenforceable provision by a clause which is closest to the contents of the invalid or unenforceable provision.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officer or representative as of the date first above written.

Buyer: /s/ WOLFRAM BEYER               Seller: /s/ SHIGERU MIYASHITA
      ----------------------------            ----------------------------
      Wolfram Beyer                              Shigeru Miyashita
      Geschaftsfuhrer                            President
      ISS-Nagano GmbH                            Nagano Keiki Seisakusho, Ltd.


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